Exhibit 99.1

HOUSTON, January 7, 2010 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced that Addax Petroleum, the operator of Nigeria-Sao Tome & Principe Joint Development Zone (JDZ) Block 4, has finished drilling the Oki East well. ERHC Energy has a 19.5 percent interest in the Block.

The Oki East well was drilled in 6,800 feet of water and reached a total depth of 12,600 feet below sea level. Subject to acknowledgement by the Joint Development Authority, this fulfils the work obligation of Phase I of the Exploration Period contracted for JDZ Block 4, which ends in March 2010.

The Oki East well was the fifth and final well drilled during a comprehensive exploratory drilling campaign that began in August 2009. A comprehensive analysis to evaluate the commercial potential of JDZ Blocks 2, 3 and 4 is underway. The exploration team is incorporating the drilling results from all five wells into relevant geologic and fluid models to assess commerciality.

ERHC has a 22 percent interest in JDZ Block 2, 10 percent interest in JDZ Block 3 and 19.5 percent interest in JDZ Block 4.

“ERHC’s technical partners, Addax Petroleum and Sinopec, have done a remarkable job.  We have drilled five deep offshore wells in the JDZ in just four months. After more than a decade of planning and work to make drilling a reality, the focus now shifts from exploration to the highly technical process of determining the nature and extent of the hydrocarbons discovered,” said Peter Ntephe, chief operating officer with ERHC. “We are very excited that the drilling teams have accomplished our first phase commitment for all three blocks by drilling five wells. Our initial exploratory drilling program is now complete and we are hopeful that we will be involved in more drilling in these Blocks in the coming years.

ERHC Energy has interests in six of the nine Blocks in the offshore JDZ. The Company has additional interests in the Exclusive Economic Zone (EEZ) of the Democratic Republic of São Tomé & Príncipe.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.